99.6

   ECSI RECEIVES ADDITION TO 5 YEAR IBDSS CONTRACT FROM DEPARTMENT OF DEFENSE
     CONTRACT MAY INCREASE BY $160 MILLION TO SECURE GLOBAL STRATEGIC SITES

Clifton, NJ --Sept 20, 2004 - ECSI (Electronic Control Security, Inc. (OTCBB:EKCS) a leading manufacturer, integrator, developer, and contractor of perimeter security solutions, today announced that it received an addition to the 5-year indefinite delivery/indefinite quantity (IDIQ) contract with the United States Department of the Air Force to secure highly strategic global military facilities. The scope of the IBDSS contract has been expanded to include the Tactical Automated Sensor Systems (TASS) Program for forward base rapid deployment applications. The projected value may exceed $160,000,000 over the life of the contract, giving the IBDSS program a total value of up to $658,000,000.

The Force Protection Program office of the U.S. Air Force Electronic Systems Center accepted proposals for multiple award contracts in support of the Integrated Base Defense Security System program (IBDSS) in June of this year. The Government has awarded four multiple award contracts (two full open contracts and two small business set asides). ECSI was awarded one of the small business set asides.

Under the current agreement, ECSI will begin to install its premiere product lines designed to prevent unauthorized entry or access to large, medium and small military facilities. The IBDSS program will be deployed during October 2003 through September 2008 to protect classified facilities. ECSI's first major award was for over $4.3 million to supply the technology solution at Tinker Air Force Base. ECSI expects additional task orders under the IBDSS TASS program to be issued during the next 12 months.

The IBDSS request for proposal required ECSI to organize a group of key subcontractors in support of the program requirements. Arthur Barchenko, CEO of ECSI, said, "Critical to our success on the IBDSS program is the ability of ECSI, as the prime contractor, to manage and lead a team that includes large companies as major subcontractors. ECSI has successfully demonstrated its abilities on the Rocky Flats Environmental Technology facility and more recently for U.S. SOUTHCOM, a classified site and Duke Power's nuclear facility.

"This contract affirms the fact that ECSI is an integral part of the DOD security technology program and is recognized as an effective quality provider for both the military and Homeland Security Act programs. Our demonstrated security program capabilities, supported by a highly competent staff are two aspects that set us apart from other vendor teams. An equally critical differentiating characteristic is our ability to manage and execute simultaneous programs and program activities."

About ECSI

ECSI is recognized as a global leader in fully networked and integrated perimeter intrusion detection security sensor systems and an effective ISO 9001:2000 quality provider for the Department of Energy, the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment, inclusive of threat, vulnerability and criticality factors, allows ECSI to determine and address the security needs of site-specific government and commercial-industrial installations. The company has teaming agreements with ADT Federal Systems, ARINC, SRH Marine, Horne Engineering Services, Inc. and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel:
973-574-

8555; Fax: 973-574-8562; for more information on ECSI and its customers please go to www.anti-terrorism.com

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Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-737- 9803
jlipman@lipmangrp.com